Form CIC
                   CIBERLYNX INTERNET SERVICES AND EQUIPMENT
                            CONTRACT TERM COMMITMENT

This Agreement is made and entered into and between the undersigned,

Customer ("Customer"):

CiberLynx, Inc. ("CiberLynx"):
Trilogy
2363 SE Ocean Blvd
Stuart, Fl. 34996

 and

A Florida Corporation,
550 Fairway Drive, Suite 210
Deerfield Beach, FL  33441
County of:        Palm Beach

Effective Date: 8/6/99

and it sets forth the terms and conditions for the listed connection, as provided by CiberLynx.

1. Service - CiberLynx shall provide access to its network pursuant to the agreed upon specifications listed on Exhibit A, attached hereto. Maintenance of the local circuit shall be the responsibility of the local carrier, and CiberLynx shall not be responsible for service delays, disruption, loss, or damage of any kind resulting from problems with the local circuit, or any long distance affiliate.

2. Payment - The Initial Setup Fee of $0 and First Monthly Payment ("Monthly Payment") of $395 shall be due upon execution of this Agreement. Failure of Customer to make such payment up front will result in delay of service connection, as CiberLynx will not order any services until such payment is received. Applicable sales and gross receipts taxes may not be included in the initial payment, but will, however, be included in Customer's first monthly billing. CiberLynx will provide invoices to Customer for monthly services at least one week in advance, prior to delivery of such service by CiberLynx (i.e. Customer will be invoiced by January 23rd for February 1st - 28th, services). Customer's Monthly Payment is due, in full, and without deductions or offset, upon receipt of such Invoice. Failure of Customer to pay Monthly Payment when due, or within five (5) days thereafter, shall constitute a default by Customer and shall entitle CiberLynx to discontinue service without further notice.
CiberLynx may, in addition to other remedies, impose the maximum rate of interest allowable by law on any overdue payments, partial payments or unpaid balances thereof.

3. Installation of Service - CiberLynx will contact Customer upon receiving an Installation Date by the local loop, or circuit provider. At this time, Customer must commit to a date for which CiberLynx can connect Customer to complete the Installation of Service(s). Customer agrees to have all necessary equipment and/or personnel ready for the Installation of Service(s) by the agreed-upon Installation Date. If Customer does not have the necessary equipment and/or personnel ready for the Installation of Service(s) by the Installation Date, or if Customer must change the Installation Date for any reason whatsoever, Customer is liable for payment of the circuit, and for any other costs incurred by CiberLynx in connection with Customer's Service(s) from the original, agreed-upon Installation Date. This remains true whether Customer is fully Installed or not. CiberLynx will bill the Customer for the partial Loop charge by dividing the monthly Loop charge by thirty (30) days, and multiplying the daily amount by the number of days between the Installation Date by the circuit provider, and the Installation date by CiberLynx. This partial billing is due upon receipt, and does not constitute the start of the contract term. The contract term does not begin until Customer is fully connected with the service(s) purchased. Any additional charges incurred by CiberLynx on Customer's behalf, above and beyond the normal installation, or monthly access charges, including additional wiring, services, or equipment supplied by the circuit provider upon installation, or other service, will be passed on to Customer, and will be due upon receipt.

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4. Domain Name  Service - CiberLynx  will  provide  primary  Domain Name Service
(DNS) for one (1) Domain. Additional DNS domains must be purchased by Customer, as well as any additional costs for the added domains. 5. Network Connection - Only the directors, officers, and employees of Customer shall utilize the Network connection provided by CiberLynx. However, customers of Customer may have the ability to utilize and access Servers, Information, and other such types of services contained on the Customer's connection. Except for assigning IP addresses or DNS to customers in the normal course of business, Customer may not sell, lease, license, rent, or assign the connection or any parts of the connection to any party not named in this Agreement.

6. Equipment - All equipment needed for connection to CiberLynx will be purchased and/or provided by Customer. The Customer hereby holds CiberLynx harmless for any damage or injury to Customer's equipment or personnel resulting from connection to CiberLynx.

7. Acceptable Use - Customer is prohibited from transmitting any communication where the intention of the message, or its transmission or distribution, would violate any U.S. Federal or State or Local law or regulation. Customer is prohibited from transmitting any communication where its distribution would likely be offensive to the recipient or recipients thereof. Customer shall assure that its use of CiberLynx's network services shall not disrupt CiberLynx, its associated networks, equipment, or any component part of the CiberLynx system. "Bulk Messaging" is expressly prohibited under this Agreement. Use of CiberLynx's connection in violation of any of the above mentioned manners may result in cancellation of service, at the discretion of CiberLynx.

8. Liability of Warranties - Customer acknowledges that CiberLynx has made no expressed or implied warranties (whether oral or written), including those of merchantability or fitness, for any particular purpose with respect to the services contemplated by this Agreement. Customer acknowledges that all services are provided as is. CiberLynx does not warrant against interrupted operations of service. CiberLynx specifically disclaims any liability for actual, consequential or indirect damages suffered by Customer as a result of the operation, or malfunction of the service, or delay in implementation, reconfiguration, or repair of the service, in matters that are outside the control of CiberLynx.

9. Remedies -

A. Customer:

Customer's remedy for any failure, or nonperformance of CiberLynx's connection service shall consist of full restoration of Service by CiberLynx. In the event that any interruption of service should exceed twenty-four (24) consecutive hours, CiberLynx may disburse a pro-rata refund for any Customer prepaid fees for the Service interruption. CiberLynx's liability for damages to Customer, or its authorized users, and any other claims, regardless of the form of action, shall be limited to the amount of charges paid by Customer for use of the Service under this Agreement during the twelve month period preceding the date of such breach.

B. CiberLynx:

CiberLynx's remedy for any failure, or nonperformance of this Agreement by Customer depends on whether Service(s) have been provided, or not. If Service(s) have not been performed by CiberLynx at the time of the Breach, then the remedy is limited to the greater of: (1) The costs incurred by CiberLynx for cancellation of any of Customer's Service(s), or (2) Forfeiture of Customer's Initial Payment, or (3) The sum of $1,000.00 due and payable to CiberLynx upon Cancellation of this Agreement, to cover the costs of CiberLynx's overhead consumed for the partial performance of Customer's Agreement, and Cancellation of such Agreement

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If the  Service(s)  have  already  been  installed,  or the  Agreement  has been performed, or partially performed, at the time of Breach, then the remedy is limited to: (1) Strict performance of the Agreement for the full term, or (2) Restitution for the face value of the Agreement; that is, the total amount of money that would have been received over the life of the Agreement, had the Agreement been fully performed. Furthermore, if Customer does breach this Agreement, for any reason whatsoever, and CiberLynx must pursue a claim for Breach of Contract, or similar claim, in a court of law, or any other legal proceedings, Customer agrees to pay for all costs of pursuing such claim.

10. Indemnification - Customer shall indemnify and hold CiberLynx harmless from and against all liabilities, claims, damages, causes of action, losses, expenses and judgements (including attorney's fees) arising out of, or in connection with, the services to be provided under this agreement. Notwithstanding the foregoing, CiberLynx can not be held responsible for performing its obligation when its services are delayed or hindered by war, riots, embargoes, strikes, acts of God, or actions or inactions of third parties (including interruption of phone services). CiberLynx may cancel or delay performance, as long as such performance is delayed by the above mentioned occurrence or occurrences. In such event, CiberLynx shall have no liability to Customer.

11. Termination - CiberLynx may terminate this Agreement, in its sole discretion, in whole or in part, or suspend the Service at any time upon: (a) any failure of Customer to pay any amount due hereunder, (b) any Customer breach of any material part of this agreement, (c) any insolvency, bankruptcy, assignment for benefit of creditors, reorganization, liquidation, or proceeding or similar events with respect to Customer, or (d) any governmental or other regulation, that require alterations of the Services provided hereunder, or any violation of applicable law, rule or regulation. No such termination shall relieve Customer of its obligation under this Agreement, including and without limitations, the obligation to make payments for the Service provided prior to termination. The rights and obligations of the parties shall survive such termination or other cancellations of this Agreement.

12. Automatic Renewal - CiberLynx will automatically renew this contract for the length of the Agreement unless written notice is provided by either party to the other party at least sixty (60) days prior to the anniversary of the Effective Date.

13. Assignment - This Agreement may not be assigned or transferred by Customer without the prior written consent of CiberLynx.

14. Entire Agreement - CiberLynx and Customer hereby agree and stipulate that this contract and addendum represent the entire agreement between the parties hereto, and it supersedes all prior written and/or oral communications.

15. Arbitration of Disputes - If any dispute or controversy arises in connection with this Agreement, whether such dispute arises before, or after the Closing, and the parties hereto are unable to settle the dispute or controversy themselves, the parties hereto agree that such dispute or controversy shall be resolved by a panel of arbitrators in Fort Lauderdale, Florida. This is pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators shall be final, binding, may not be appealed and may, in the discretion of the arbitrators, include a provision for costs and attorneys' fees. Upon mutual agreement, the parties may elect to waive this provision and proceed to litigate their respective claims in a court of law.


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16. Acceptance - By signing below, you acknowledge your review and acceptance of the terms and conditions contained in this document. This Agreement can only be modified in a written document executed by both parties. Any attempts to make modifications to these terms and conditions are void, and will not be enforceable.

Exhibit "A"

CiberLynx Service Level Agreement

This is an addendum to Section 1 (Service) of Form CIC, CiberLynx Internet Services and Equipment Contract.

1. Service - CiberLynx shall provide access to its Network pursuant to the agreed upon specifications listed in this contract. Maintenance of the local circuit shall be the responsibility of the local carrier. However, CiberLynx will guarantee the following Service Level Agreement, hereafter referred to as "SLA", to all its clients with term commitments of one or more years. The SLAs offer the following guarantees:

*    99.99% availability to the CiberLynx Internet data backbone Network

* Median monthly latency of no more than 75 milliseconds roundtrip within CiberLynx's backbone inside the United States * Delivery, or throughput rates, of 99.99% of Frame Relay and Internet packets within the CiberLynx data backbone Network

*    Service installation, or provisioning, by the quoted date

*    Service Level Agreement Compensation Schedule

* Client will receive a credit of one day's service on their next month's invoice for each incident of downtime that is longer than 15 minutes, and shorter than 4 hours * Client will receive a credit of two day's service on their next months invoice for each incident of downtime extending past 4 hours * Client will receive a credit for a day's service fee if CiberLynx does not meet the latency guarantee for two consecutive months * Client will receive a credit for 50% of installation service fee if CiberLynx does not install necessary equipment and software by the scheduled due date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first day and year written above:

Services Provided: 512kb port to Internet,  Bump up existing circuit from 256kb

Fees:$395.00 per month

Terms:1yr

Customer:                                CiberLynx, Inc., a Florida Corporation:

By:__________________ __                 By: ______________________
      Name: __________________                 Name: Ross Krisel
      Title: ___________________               Title:   Senior Account Executive

Date: ___________________                            Date:   8/6/99



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